CERTIFICATE OF THE SOLE STOCKHOLDER OF PREFERRED AND CORPORATE INCOME STRATEGIES FUND, INC.

Fund Asset Management, L.P. (“FAM”), the holder of 4,189 shares of common stock, par value $0.10 per share, of Preferred and Corporate Income Strategies Fund, Inc. (the “Fund”), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

FUND ASSET MANAGEMENT, L.P.

By:	/s/ DONALD C. BURKE

Name: Donald C. Burke Title: First Vice President

Dated: July 29, 2003